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                   [LETTERHEAD OF ROPES & GRAY APPEARS HERE]



                                 June 5, 1995

Data Translation, Inc.
100 Locke Drive
Marlborough, Massachusetts 01752

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8, and all exhibits thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 100,000 shares of Common Stock, $.01 par value (the "Shares"), of Data Translation, Inc., a Massachusetts corporation (the "Company"). The Shares are issuable under the Company's 1986 Employee Stock Purchase Plan, as amended (the "Plan").

     We have acted as counsel for the Company and are familiar with the action taken by the Company in connection with the Plan. For purposes of this opinion we have examined the Registration Statement, the Plan and such other documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than Massachusetts.

     Based on the foregoing, we are of the opinion that, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable. We assume that the per share consideration received by the Company for the Shares will exceed the par value of the Company's Common Stock issued under the Plan and that there will be an adequate number of shares of authorized Common Stock at the time of issuance under the Plan.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.